Exhibit 16

September 11, 2006

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE:    Voice Diary Inc.
         File Ref No 000-50029

We have read Item 4.01 of Voice Diary, Inc.'s Form 8-K/A dated September 7, 2006 and we agree with the statements made in the third and fourth paragraphs and have no basis to agree or disagree with the other statements of Registrant contained herein.

Very truly yours,

/s/ Brightman Almagor & Co.,
Brightman Almagor & Co.,
Tel Aviv, Israel